EXHIBIT 5




                                        August 22, 1994


          Viacom Inc.
          200 Elm Street
          Dedham, Massachusetts 02026

          Dear Sirs:

               This opinion is delivered in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Viacom Inc. ("Viacom") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the following Viacom securities (collectively the "Securities") to be issued in connection with Viacom's assumption of the stock options for shares of Paramount Communications Inc. ("Paramount") Common Stock outstanding on July 7, 1994 under Paramount's 1989 and 1984 Stock Option Plans (the "Plans"):

                 1,274,210    shares of Class B Common Stock, par
                              value $0.01 per
                              share ("Class B Common Stock");

                    685,217   contingent value rights;

                    368,116 three-year warrants to purchase one share of Class B Common Stock at $60 per share;

                    220,877 five-year warrants to purchase one share of Class B Common Stock at $70 per share;

               $12,833,000    principal amount of 8% exchangeable
                              subordinated debentures due 2006;

                   256,650    shares of Series C Cumulative
                              Exchangeable Redeemable Preferred Stock, par value $0.01 per share; and

               $12,833,000    principal amount of 5% subordinated
                              debentures due 2014.



























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          Viacom Inc.
          August 22, 1994
          Page Two


               In this connection, and as the basis for the opinion expressed below, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments, and have made such examinations of law and fact as I have deemed necessary or appropriate for the purpose of giving the opinion expressed below.

               I am a member of the bar of the State of New York and the opinion set forth below is restricted to matters controlled by federal laws and the laws of the States of Delaware and New York.

               Based upon the foregoing, it is my opinion that when (i) the applicable provisions of the Act and of such "Blue Sky" or other state securities laws as may be applicable shall have been complied with, and (ii) the Securities shall have been issued and delivered in accordance with the terms of the Plans and paid for in full, the Securities will be legally issued, fully paid and nonassessable.

               I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Philippe P. Dauman